EXHIBIT 21.1

Henderson Citizens Bancshares, Inc.
Henderson Citizens Delaware Bancshares, Inc. (100%)

Citizens National Bank, Henderson, Texas (100%)

CNB Community Development Corporation (100%)

HCB Insurance Agency, Inc. (100%)